CONTRACTUAL FEE WAIVER AGREEMENT


AGREEMENT made this 1st day of March, 2005, by and between The MDL Funds, a Massachusetts business trust (the "Trust"), and MDL Advisers, Inc. (the "Adviser" and, together with the Trust, the "Parties").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following level for a period of one year from the date of this Agreement for the following fund:

Fund                                                    Total Operating Expenses

MDL Broad Market Fixed Income Fund
 - Institutional Shares                                          0.60%
MDL Broad Market Fixed Income Fund
 - Advisor Class Shares                                          0.85%

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE MDL FUNDS                                        MDL ADVISERS, INC.

By: /s/ James Ndiaye                            By: /s/ Steven L. Sanders
----------------------------                    ---------------------------
Name: James Ndiaye                                Name: Steven L. Sanders
Title: Vice President                             Title: President